EXHIBIT 5

JOSEPH M. KRAUS
SENIOR VICE PRESIDENT CUSTOMER SERVICE,
  CORPORATE SECRETARY, AND GENERAL COUNSEL
CENTRAL VERMONT PUBLIC SERVICE CORPORATION
LEGAL DEPARTMENT
77 GROVE STREET
RUTLAND, VERMONT 05701

December 19, 2002

Central Vermont Public Service Corporation
77 Grove Street
Rutland, Vermont 05701

Ladies and Gentlemen:

             I am General Counsel of Central Vermont Public Service Corporation, a Vermont corporation (the "Company"), and have acted as such in connection with the registration by the Company under the Securities Act of 1933, as amended, of 350,000 shares of Common Stock, $6.00 par value per share, of the Company ("Common Stock") issuable under the Central Vermont Public Service Corporation 2002 Long-Term Incentive Plan (the "2002 LTIP") on a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission").

             In rendering the opinions hereinafter expressed, I have examined originals or copies certified or otherwise identified to my satisfaction of all such records of the Company, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and such other documents as we have deemed necessary as a basis of the opinions expressed below. In my examination, I have assumed (and have not verified) (i) that the signatures on all documents which I have examined are genuine, (ii) the authenticity of all documents submitted to me as originals and (iii) the conformity with authentic original documents of all documents submitted to me as copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certifications of officers of the Company and other appropriate persons.

             Based on the foregoing, and having regard to legal considerations I deem relevant, I am of the opinion that when said shares of Common Stock have been registered under the Securities Act of 1933, as amended, and when said shares of Common Stock have been issued as provided under the Plan, said shares of Common Stock will be duly authorized, validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

             The foregoing opinions are limited to matters involving the federal laws of the United States of America and the general corporate law of the State of Vermont, and I do not express any opinion as to the laws of any other jurisdiction.

             This opinion is addressed to you solely in connection with the matters referred to herein and is not to be relied upon by any other person, except the New York Stock Exchange and the Commission, or for any other purpose.

             I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and further consent to the use of my name wherever it appears in the Registration Statement and any amendment thereto, and the Prospectus relating thereto.

Very truly yours,

/s/ Joseph M. Kraus

Joseph M. Kraus